Exhibit 99.8

Execution Version

CHAPARRAL ENERGY, INC.

CASH INCENTIVE AWARD NOTICE

3-YEAR PERFORMANCE AND TIME-BASED VESTING

You, the grantee named below (“Grantee”), have been awarded the following cash award (this “Award”) on the terms and conditions set forth below and in accordance with the Cash Incentive Award Agreement to which this Cash Incentive Award Notice is attached (the “Agreement”).

Grantee Name:	Charles Duginski

Target Award Amount:	$262,500. The cash amount payable with respect to the Target Award Amount will range from 0% to 150% of the Target Award Amount.

Award Date:	December 20, 2019

Annual Performance Periods:

Twelve month period ending December 20, 2020 (the “First Annual Performance Period”)

Twelve month period ending December 20, 2021 (the “Second Annual Performance Period”)

Twelve month period ending December 20, 2022 (the “Third Annual Performance Period”)

Vesting Schedule:

This Award will be subject to a restricted period (the “Restricted Period”) that will commence on the Award Date and end on the last day of the Third Annual Performance Period. During the Restricted Period, this Award will be subject to the restrictions described in the Agreement, provided, however, that the restrictions will be removed (and such portion of this Award will “vest”) as to:

(i) a percentage, determined by the Committee for the First Annual Performance Period, of one third (1/3) of the Target Award Amount on the last day of the First Annual Performance Period, but only if Grantee is in the continuous employ or service of Chaparral Energy, Inc. (“Chaparral”) or an Affiliate (as defined in the Agreement) until such date;

(ii)  a percentage, determined by the Committee for the Second Annual Performance Period, of an additional one third (1/3) of the Target Award Amount on the last day of the Second Annual Performance Period, but only if Grantee is in the continuous employ or service of Chaparral or an Affiliate until such date; and

(iii)  a percentage, determined by the Committee for the Third Annual Performance Period, of the remaining one third (1/3) of the Target Award Amount on the last day of the Third Annual Performance Period, but only if Grantee is in the continuous employ or service of Chaparral or an Affiliate until such date.

Please note that this Cash Incentive Award Notice serves as your notice of this Award and is for your personal files. You are not required to sign and return any documents. You will be deemed to accept this Award unless you promptly notify the human resources department of Chaparral in writing that you reject this Award. By accepting this Award, you are agreeing to be bound by the terms of this Cash Incentive Award Notice and the Agreement.

CHAPARRAL ENERGY, INC.

By:	/s/ Justin Byrne
Justin Byrne
Vice President and General Counsel

CHAPARRAL ENERGY, INC.

CASH INCENTIVE AWARD AGREEMENT

This Cash Incentive Award Agreement (“Agreement”), made and entered into as of the Award Date (as set forth on the Cash Incentive Award Notice), is by and between Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), and the Grantee named in the Cash Incentive Award Notice (“Grantee”) pursuant to the Employment Agreement, by and between Grantee, Chaparral and Chaparral Energy, L.L.C., dated as of December 20, 2019 (the “Employment Agreement”).

1. Definitions. For purposes of this Agreement:

(a) “Peer Group” means the group of companies consisting of each of the companies selected by the Committee in its sole and absolute discretion prior to the beginning of the applicable Annual Performance Period; provided, however, that in the event any such company ceases to exist, ceases to file public reports timely with the U.S. Securities and Exchange Commission with respect to the applicable Annual Performance Period or merges or combines with any other entity that, in the determination of the Committee makes such combined company not comparable for use as part of the Peer Group, the Committee in its sole discretion may continue to include or exclude such company in the Peer Group, but in no event may substitute any other company in its place as part of the Peer Group. For this purpose, a company will not be considered to cease to be in existence merely on account of a name change, internal restructuring or reorganization, or similar event, if the company (or its successor) continues as substantially the same business following the change or event.

(b) “Total Stockholder Return” for Chaparral and for the other Peer Group companies will be determined on the basis of the total investment performance that would have resulted at the end of the applicable Annual Performance Period from investing $100 in the common stock of Chaparral and each of the other companies in the Peer Group, using a beginning stock price and an ending stock price equal to the average of the high price and the low price for the first trading day and the last trading day of such period, respectively, and with all dividends reinvested.

(c) “Vesting Date” means the date the restrictions applicable hereunder to a portion of the Award are removed in accordance with the Vesting Schedule set forth in the Cash Incentive Award Notice.

2. Cash Award. Effective as of the Award Date, Chaparral hereby awards to Grantee, and Grantee hereby accepts, a cash award (“Award”) in the amount of $262,500, on the terms and conditions and subject to the restrictions, including forfeiture, set forth in this Agreement and the Cash Incentive Award Notice. The actual cash amount payable, if any, will be determined in accordance with Section 3 below.

3. Vesting and Forfeiture/Payment.

(a) Subject to this Agreement, the Award shall vest (i) in one-third increments on the last day of each of the First, Second and Third Performance Periods or (ii) as otherwise provided pursuant to this Section 3. The Award will be subject to restrictions during the Restricted Period in accordance with the Vesting Schedule set forth in the Cash Incentive Award Notice. Until the Vesting Date, the Award is subject to being forfeited by Grantee.

(b) As soon as practicable (but in no event later than 15 days) following the applicable Vesting Date, the Committee must determine a payout percentage in accordance with the schedule below. The payout percentage determined in accordance with the schedule below will be based on Chaparral’s Total Stockholder Return relative to the Total Stockholder Return of the companies in the Peer Group, all determined as of the end of the applicable Annual Performance Period.

Chaparral’s Total Stockholder Return Relative to Peer Group Companies	Payout Percentage
75th percentile or above	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	None

If the percentile level of Chaparral’s Total Stockholder Return is between two levels indicated on the foregoing schedule, the payout percentage under such schedule will be determined on the basis of a straight-line interpolation between such levels. Such payout percentage will be multiplied by the amount of the Award vesting on the applicable Vesting Date to determine the payment amount.

(c) As soon as practicable (but in no event later than 45 days) following the applicable Vesting Date, or, if earlier, the Date of Termination pursuant to Section 3(d) or Section 3(f), Chaparral will make a lump sum cash payment to Grantee in an amount determined pursuant to Section 3(b). Notwithstanding the foregoing provisions of this Section and subject to Section 409A of the Code, in the event that the Committee determines that making all or a portion of a cash payment under this Section would jeopardize the ability of Chaparral to continue as a going concern, the Committee may delay such payment or portion thereof until the making of the payment or portion thereof would no longer have such effect. The Award will cease to be outstanding upon the earlier of forfeiture or upon settlement of the Award.

(d) Except as otherwise provided in Section 3(f), immediately after termination of Grantee’s employment or service with Chaparral and its Affiliates (i) by Chaparral or its Affiliates without Cause, (ii) by Grantee for Good Reason or (iii) due to Grantee’s death or Disability, the portion of the Award that was scheduled to vest on the regularly scheduled Vesting Date (as provided in the Vesting Schedule) that immediately follows the Date of Termination shall vest upon such Date of Termination with a payout percentage equal to 100%. Any portion of the Award that has not by that time become vested and does not become vested as of such date pursuant to the Cash Incentive Award Notice and this Section 3(d) will be forfeited, and neither Grantee nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives will have any rights whatsoever in and to any portion of the forfeited Award.

(e) Immediately after termination of Grantee’s employment or service with Chaparral and its Affiliates for any reason other than as specified in Section 3(d) or 3(f), any portion of the Award that has not by that time become vested and does not become vested as of such date pursuant to the Cash Incentive Award Notice and this Agreement will be forfeited, and neither Grantee nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives will have any rights whatsoever in and to any portion of the forfeited Award.

(f) Notwithstanding the foregoing, in the event of a Change in Control, the unvested portion of the Award, with a payout percentage equal to 100%, shall vest upon the termination of Grantee’s employment by Chaparral or its Affiliates without Cause or by Grantee for Good Reason, in each case, within eighteen (18) months after such Change in Control.

(g) For purposes of this Agreement, “Cause,” “Change in Control,” “Date of Termination,” “Disability” and “Good Reason” shall have the respective meanings specified in the Employment Agreement.

(h) For purposes of this Agreement, “Affiliate” means (i) any “parent corporation” within the meaning of Section 424 of the Code (provided, however, that “100%” shall be substituted for “50%” in such definition for purposes of this clause (i)) or (ii) any “subsidiary corporation” within the meaning of Section 424 of the Code.

4. Withholding Taxes. Chaparral and its Affiliates will, to the extent permitted by law, have the right to deduct from any payments made hereunder any federal, state or local taxes required to be withheld on account of amounts payable hereunder.

5. Effect on Employment or Services. Nothing contained in this Agreement will confer upon Grantee any right with respect to the continuation of his or her employment by or service with Chaparral or an Affiliate, or interfere in any way with the right of Chaparral or an Affiliate, (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of Grantee from the rate in existence at the date of this Agreement.

6. Assignment/Transferability. Chaparral may assign all or any portion of its rights and obligations under this Agreement. The Award and the rights and obligations of Grantee under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

7. Binding Effect/Governing Law. This Agreement will be binding upon and inure to the benefit of (i) Chaparral and its successors and assigns, and (ii) Grantee and his or her heirs, devisees, executors, administrators and personal representatives. This Agreement will be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware, except as superseded by federal law.

8. Code Section 409A. The Award is intended to be exempt from Section 409A of the Code and any ambiguities herein will be interpreted, to the extent possible, in a manner consistent therewith. Each payment hereunder shall be considered a separate payment. Notwithstanding the preceding, no person connected with this Agreement in any capacity, including without limitation Chaparral and any person affiliated with Chaparral and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to the Award.